EXHIBIT 4.3

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
RIGHTS AGREEMENT

      This Agreement of Substitution and Amendment is entered into as of July 7, 2008, by and between Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”) and American Stock Transfer & Trust Company, a New York limited liability trust company (“AST”).

RECITALS

A.	On or about January 18, 2000, the Company entered into a Rights Agreement (the “Rights Agreement”) with Branch Banking and Trust Company (the “Predecessor Agent”) as rights agent.

B.	The Company wishes to amend Section 21 of the Rights Agreement to allow the successor Rights Agent to have a principal office in the States of New York or North Carolina, rather than just North Carolina.

C.	The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

D.	The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

      NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 21 of the Rights Agreement is hereby amended to replace the statement “having a principal office in the State of North Carolina” with “having a principal office in the States of New York or North Carolina.”

2.	The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.	AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and considerations of the Rights Agreement.

4.	From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

5.	Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

6.	The Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

     IN WITNESS HEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ Douglas R. Muir
Name: Douglas R. Muir
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Kenneth E. Staab
Name: Kenneth E. Staab
Title: Senior Vice President